Exhibit 99.1

       JAKKS Pacific Reports Record First Quarter 2005 Results;
First Quarter Net Sales Increase 82% and Net Income Increases by 166%;
            JAKKS Named Toy Vendor of the Year by Wal-Mart


    MALIBU, Calif.--(BUSINESS WIRE)--April 20, 2005--JAKKS Pacific(R), Inc. (NASDAQ:JAKK), a leading multi-brand company that designs and markets a broad range of toys, writing instruments and other consumer products, today announced results for the first quarter ended March 31, 2005.
    First quarter 2005 net sales were $134.7 million, an 82% increase from the $74.0 million recorded in the comparable period last year. Net income for the first quarter was $10.1 million, or $0.34 per diluted share, compared to $3.8 million, or $0.15 per diluted share, reported in the first quarter of 2004.
    "We are off to a strong start in 2005, and are proud that Wal-Mart, the nation's largest retailer, recognized JAKKS Pacific this past Friday as Toy Vendor of the Year," said Jack Friedman, Chairman and Chief Executive Officer, JAKKS Pacific. "The performance of our products at retail has given us an outstanding first quarter, in which we achieved top-line growth in our traditional toy and international categories, and improvements in both operating efficiencies and increased shelf space at all of the leading retailers. We continue to enhance our long-term growth prospects with the introduction of new licensed and non-licensed products, including our innovative Fly Wheels(TM) vehicle product line marketed under the Road Champs brand, and our Sky Dancers(R) action doll line and Doodle Bear(R) plush line, both marketed under our Play Along division."
    First quarter revenue was highlighted by JAKKS Pacific's Plug-It-In and Play TV Games(TM) line and strong market reception for the new Fly Wheels vehicle line, as well as a contribution from JAKKS' Play Along division with the continuing performance of its Care Bears(R) and Cabbage Patch Kids(R) product lines. JAKKS plans to expand shelf space for its Fly Wheels line in the traditional mass market and drug store channels, as well as in non-traditional locations, such as auto-related retailers, in coming quarters. Additionally, a number of other licensed and non-licensed product lines performed well in the quarter, including Sky Dancers, Doodle Bear, WWE(R) action figures, Nickelodeon(R) Splish Splat(TM) and other compounds, and Vivid Velvet(R) activities.
    Stephen Berman, President and Chief Operating Officer, stated, "We remain confident that our strong portfolio of brands, combined with our commitment to product innovation and advertising, will enable our company to achieve another record year of revenue and earnings. Ms. Pac-Man(R) continues to be a strong seller, and we will have more than 20 new exciting titles planned for our TV Games product line, including Star Wars(R), Mortal Kombat(R), Superman(TM), The Batman(TM) animated series and numerous Nickelodeon properties. In addition to new titles, we are making technological advancements, with the recent introduction of wireless TV Games and the planned fall 2005 launch of our GAMEKEY(TM) expansion packs. The wireless and GAMEKEY(TM) technology was well-received at the recent Toy Fair, and we are excited about the expanded market opportunity this new technology offers both JAKKS Pacific and our retail partners. We also have a number of new licensing agreements, including Hasbro's My Little Pony(R), Marvel Superheroes(TM) and additional Care Bears categories that we expect will contribute to future revenue and profitability."
    Berman concluded, "Looking forward, we believe that we are well positioned for the coming months with a number of exciting new products. Our balance sheet remains strong and at March 31, 2005, we had approximately $194.0 million in cash and investments and $251.9 million in working capital."
    Friedman concluded, "We reaffirm our prior guidance for 2005 of approximately $660 million in revenue, and net income of approximately $70 million, or $2.28 earnings per diluted share."
    Anyone interested will be able to listen to the teleconference, scheduled to begin at 7:00 a.m. PDT (10:00 a.m. EDT) on April 20th, via the Internet at www.jakkspacific.com, www.CompanyBoardroom.com or www.StreetEvents.com. These websites will also host an archive of the teleconference for 30 days.
    A telephonic playback will be available from 11:00 a.m. EDT on April 20th through 12:00 a.m. EDT on May 4th. The playback can be accessed by calling 888-843-8996, or 630-652-3044 for international callers, pass code "11422172."

    About JAKKS Pacific, Inc.:

    JAKKS Pacific, Inc. is a multi-brand company that designs and markets a broad range of toys and consumer products. The product categories include: Action Figures, Art Activity Kits, Stationery, Writing Instruments, Performance Kites, Water Toys, Sports Activity Toys, Vehicles, Infant/Pre-School, Plush, Construction Toys, Electronics and Dolls. The products are sold under various brand names, including JAKKS Pacific(R), Play Along(R), Flying Colors(R), Road Champs(R), Child Guidance(R), Pentech(R), Trendmasters(R), Toymax(R), Funnoodle(R), Go Fly a Kite(R), Color Workshop(R) and Plug-it-in and Play TV Games(TM). The Company also participates in a joint venture with THQ Inc. that has exclusive worldwide rights to publish and market World Wrestling Entertainment(R) video games. For further information, visit www.jakkspacific.com or www.jakkstvgames.com.

    This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

                 JAKKS Pacific, Inc. and Subsidiaries
                Condensed Consolidated Balance Sheets

                                       March 31,          December 31,
                                         2005                2004
                                     --------------       ------------
                                              (In thousands)

                                ASSETS

Current assets:
 Cash and cash equivalents                $170,848           $176,544
 Marketable Securities                      23,132             19,047
 Accounts receivable, net                   77,376            102,266
 Inventory, net                             62,828             50,000
 Prepaid expenses and other current
  assets                                    23,238             24,682
                                     --------------       ------------
  Total current assets                     357,422            372,539
                                     --------------       ------------

Property and equipment                      39,329             38,213
Less accumulated depreciation and
 amortization                               28,919             27,273
                                     --------------       ------------
 Property and equipment, net                10,410             10,940
                                     --------------       ------------

Goodwill, net                              257,593            258,331
Trademarks & other assets, net              42,948             45,136
Investment in joint venture                  3,185              9,816
                                     --------------       ------------
  Total assets                            $671,558           $696,762
                                     ==============       ============


                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable and accrued
  expenses                                 $72,142           $108,976
 Reserve for sales returns and
  allowances                                20,998             23,173
 Income taxes payable                       12,369             10,847
                                     --------------       ------------
  Total current liabilities                105,509            142,996
                                     --------------       ------------

Long-term debt                              98,000             98,000
Deferred income taxes                        4,285              4,281
                                     --------------       ------------
                                           102,285            102,281
                                     --------------       ------------
  Total liabilities                        207,794            245,277

Stockholders' equity:
 Common stock, $.001 par value                  27                 26
 Additional paid-in capital                283,356            276,642
 Retained earnings                         186,648            176,564
 Deferred compensation from
  restricted stock grants                   (4,509)                 -
 Accumulated other comprehensive
  income (loss)                             (1,758)            (1,747)
                                     --------------       ------------
                                           463,764            451,485
                                     --------------       ------------
  Total liabilities and
   stockholders' equity                   $671,558           $696,762
                                     ==============       ============


                 JAKKS Pacific, Inc. and Subsidiaries
              First Quarter Earnings Announcement, 2005
            Condensed Statements of Operations (Unaudited)

                                     Three Months Ended March 31,
                                      2005                2004
                                ------------------ -------------------
                                (In thousands, expect per share data)

Net sales                                $134,676             $73,986
Less cost of sales
 Cost of goods                             63,831              36,220
 Royalty expense                           15,541               5,824
 Amortization of tools and
  molds                                     1,092               1,476
                                ------------------ -------------------
 Cost of sales                             80,464              43,520
                                ------------------ -------------------
  Gross profit                             54,212              30,466
Direct selling expenses                    19,062               8,701
Selling, general and
 administrative expenses                   19,129              15,392
Depreciation and amortization               2,346               1,489
                                ------------------ -------------------
  Income from operations                   13,675               4,884
Other income (expense):
 Profit from Joint Venture                    150                 360
 Interest, net                               (198)               (481)
                                ------------------ -------------------
Income before provision for
 income taxes                              13,627               4,763
Provision for income taxes                  3,543                 972
                                ------------------ -------------------
Net income                                $10,084              $3,791
                                ================== ===================
 Earnings per share - diluted               $0.34               $0.15
 Shares used in earnings per
  share - diluted                          32,256              30,676


    CONTACT: JAKKS Pacific, Inc.
             Genna Goldberg, 310-455-6235
             or
             Integrated Corporate Relations
             John Mills, 310-395-2215